UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2012

RADISYS CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-26844	93-0945232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5435 NE Dawson Creek Drive
Hillsboro, Oregon	97124
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (503) 615-1100

No Change
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 204.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2012, the Board of Directors of Radisys Corporation, an Oregon corporation (the “Company”), upon the recommendation of the Nominating and Governance Committee of the Company, increased the size of the Board of Directors of the Company (the “Board”) to eleven members and appointed Mr. Vincent H. Tobkin to the Board effective as of May 11, 2012. His term will expire at the next annual meeting of the Company's stockholders.

The Board appointed Mr. Tobkin to serve as a member of the Technology and Market Development Committee of the Board (the “T&MD Committee”). The Board has affirmatively determined that Mr. Tobkin is “independent” under Nasdaq listing standards.

Mr. Tobkin is the owner of Tobkin Enterprises which is an advisor to several companies and management teams. Prior to this role, Mr. Tobkin was a senior advisor, director, and global telecom/technology practice leader of Bain and Company. Mr. Tobkin was a general partner and co-founder of Sierra Ventures, a leading venture capital firm, and was a partner at McKinsey & Company, and a leader of their High Technology practice. Tobkin has been a Director of Tellabs since 2010. Mr. Tobkin holds J.D. and M.B.A. degrees from Harvard University and S.B. and S.M. degrees in Electrical Engineering with a minor in Economics from the Massachusetts Institute of Technology.

Mr. Tobkin will receive the same compensation for service on the Board as that of the other non-employee directors of the Company. Non-employee director compensation includes a retainer of $35,000 per year, pro-rated in the case of Mr. Tobkin from the date of his appointment to the Board. Mr. Tobkin is eligible to participate in the Radisys Corporation Deferred Compensation Plan, which allows the members of the Company's Board to defer up to 100% of compensation (including the annual retainer and committee fees). Upon his appointment as a director, Mr. Tobkin will receive an initial grant of options to acquire 7,000 shares of the Company's common stock and 4,000 restricted stock units under the Company's 2007 Stock Plan. On the date of the next annual meeting of shareholders in 2012, it is anticipated that Mr. Tobkin will receive an additional 7,500 restricted stock units under the Company's 2007 Stock Plan pursuant to the annual equity grant of restricted stock units made to all non-employee directors. Mr. Tobkin will also receive a retainer of $5,000 per year for his service as a member of the T&MD Committee.

Upon his appointment to the Board, the Company intends to enter into its standard form of indemnification agreement for directors with Mr. Tobkin, which indemnification agreement, among other matters, requires the Company to (1) indemnify Mr. Tobkin against certain liabilities that may arise by reason of his status or service as a director and (2) to advance Mr. Tobkin's expenses incurred as a result of a proceeding as to which he may be indemnified. The indemnification agreement is intended to provide indemnification rights to the fullest extent permitted under applicable law, including the applicable indemnification rights statutes in the State of Oregon, and is in addition to any rights a director may have under the Company's Second Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, as amended. The Company's standard form of indemnification agreement (for directors and the CEO/CFO) is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2011 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 11, 2012, the Board approved an amendment to Section 2.2 of the Amended and Restated Bylaws of the Company. The amendment sets the minimum number of directors at three and increases the maximum number of directors of the Company to eleven from ten. The foregoing description of the amendment is not complete and is subject to and qualified in its entirety by reference to the Amendment to Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 to this Current Report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description
3.1	Amendment to Amended and Restated Bylaws of Radisys Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADISYS CORPORATION
Date:	May 14, 2012	By:	/s/ Brian Bronson
Brian Bronson
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amendment to Amended and Restated Bylaws of Radisys Corporation.